Number 511170

Certificate of Incorporation

I hereby certify that

ANCESTRY INTERNATIONAL DNA COMPANY

is this day incorporated under
the Companies Acts 1963 to 2009.

Given under my hand at Dublin, this
Tuesday, the 27th day of March, 2012

for Registrar of Companies